    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996



                                                      REGISTRATION NO. 333-11243

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------


        AT&T CAPITAL CORPORATION                  CAPITA PREFERRED FUNDING L.P.                    CAPITA PREFERRED TRUST
      (EXACT NAME OF REGISTRANT AS            (EXACT NAME OF REGISTRANT AS SPECIFIED            (EXACT NAME OF REGISTRANT AS
         SPECIFIED IN CHARTER)                IN CERTIFICATE OF LIMITED PARTNERSHIP)          SPECIFIED IN CERTIFICATE OF TRUST)
                DELAWARE                                     DELAWARE                                     DELAWARE
    (STATE OR OTHER JURISDICTION OF              (STATE OR OTHER JURISDICTION OF              (STATE OR OTHER JURISDICTION OF
     INCORPORATION OR ORGANIZATION)               INCORPORATION OR ORGANIZATION)               INCORPORATION OR ORGANIZATION)
               22-3211453                                   22-3467161                                   22-3467159
(I.R.S. EMPLOYER IDENTIFICATION NUMBER)      (I.R.S. EMPLOYER IDENTIFICATION NUMBER)      (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                                                         44 WHIPPANY ROAD
                                                   MORRISTOWN, NEW JERSEY 07962
                                                          (201) 397-3000


  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------


                                ROBERT J. INGATO
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            AT&T CAPITAL CORPORATION
                                44 WHIPPANY ROAD
                          MORRISTOWN, NEW JERSEY 07962
                                 (201) 397-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                          ANDREW R. KELLER                                                   RICHARD T. PRINS
                     SIMPSON THACHER & BARTLETT                                            GREGORY A. FERNICOLA
                        425 LEXINGTON AVENUE                                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                      NEW YORK, NEW YORK 10017                                               919 THIRD AVENUE
                           (212) 455-2000                                                NEW YORK, NEW YORK 10022
                                                                                              (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                               EXPLANATORY NOTE


     This Amendment No. 2 to the Registration Statement is being filed for the sole purpose of revising the identity of the Representatives acting for the Underwriters, which appears on the front and back cover pages and page 70 under the heading "Underwriting." Except for the foregoing revisions, this Amendment No. 2 to the Registration Statement contains no further revisions to the Registration Statement as previously filed.

PROSPECTUS

                      8,000,000 TRUST PREFERRED SECURITIES
                             CAPITA PREFERRED TRUST
               % TRUST ORIGINATED PREFERRED SECURITIES'SM' ('TOPRS'SM'')
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
     FULLY AND UNCONDITIONALLY GUARANTEED TO THE EXTENT SET FORTH HEREIN BY


                                     [LOGO]


                            ------------------------
     The % Trust Originated Preferred SecuritiesSM (the 'TOPrS'SM'' or 'Trust Preferred Securities') offered hereby represent preferred undivided beneficial ownership interests in the assets of Capita Preferred Trust, a statutory business trust formed under the laws of the State of Delaware (the 'Trust'). AT&T Capital Corporation, a Delaware corporation (the 'Company' or 'AT&T Capital'), will own all the common securities (the 'Trust Common Securities' and, together with the Trust Preferred Securities, the 'Trust Securities') representing undivided beneficial ownership interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds as described below and engaging in activities incident thereto. The proceeds from the sale of the Trust Securities will be used by the Trust to purchase Partnership Preferred Securities ('Partnership Preferred Securities'), representing the limited partnership interests of Capita Preferred Funding L.P., a Delaware limited partnership (the 'Partnership'). The general partnership interest, which constitutes all of the interest in the Partnership other than the limited partnership interests represented by the Partnership Preferred Securities, is owned by the Company, which is the sole general partner of the Partnership (in such capacity, the 'General Partner'). Substantially all of the proceeds from the sale of the Partnership Preferred Securities, together with the capital contribution from the General Partner, will be used by the Partnership to purchase the Debentures (as defined herein), which consist of debt instruments of the Company

                                                        (continued on next page)

     SEE 'RISK FACTORS' BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE TRUST PREFERRED SECURITIES, INCLUDING CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.


     Application has been made to list the Trust Preferred Securities on the New York Stock Exchange, Inc. (the 'New York Stock Exchange'). If approved for listing, trading of the Trust Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Trust Preferred Securities. See 'Underwriting.'

                            ------------------------
THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND  EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION,  NOR HAS
     THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
       COMMISSION   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS
        PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY  IS A  CRIMINAL
                                    OFFENSE.

                                               INITIAL PUBLIC             UNDERWRITING              PROCEEDS TO
                                             OFFERING PRICE(1)           COMMISSION(2)              TRUST(3)(4)

Per Trust Preferred Security............             $                        (3)                        $
Total...................................             $                        (3)                        $


(1) Plus accrued distributions, if any, from October   , 1996.

(2) The Trust, the Partnership and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'
(3) In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be ultimately invested in investment instruments of the Company and its eligible controlled affiliates, the Company has agreed to pay to the Underwriters as compensation (the 'Underwriters' Compensation')
    $       per Trust Preferred Security (or  $      in the aggregate); provided
    that such  compensation for  sales of              or more  Trust  Preferred
    Securities  to  a single  purchaser will  be  $         per  Trust Preferred
    Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See 'Underwriting.'
(4) Expenses of the offering which are  payable by the Company are estimated  to
    be $     , of which $      will be reimbursed by the Underwriters.

                            ------------------------
     The Trust Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Trust Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company ('DTC') on or about
                  , 1996.

                            ------------------------
                              MERRILL LYNCH & CO.
              GOLDMAN, SACHS & CO.          LEHMAN BROTHERS
PAINEWEBBER INCORPORATED                      PRUDENTIAL SECURITIES INCORPORATED

                            ------------------------
            The date of this Prospectus is                   , 1996
   'SM'Trust Originated Preferred Securities' and 'TOPrS' are service marks of
                           Merrill Lynch & Co., Inc.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

would cause a Partnership Tax Event or a Trust Tax Event that may result in the redemption of the Partnership Preferred Securities and, consequently, the Trust Preferred Securities.


                                  UNDERWRITING


     Subject to the terms and conditions set forth in a purchase agreement (the 'Purchase Agreement'), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers, PaineWebber Incorporated and Prudential Securities Incorporated are acting as representatives (the 'Representatives'), has severally agreed to purchase the number of Trust Preferred Securities set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Trust Preferred Securities offered hereby if any of the Trust Preferred Securities are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Purchase Agreement may be terminated.



                                                                               NUMBER OF TRUST
              UNDERWRITERS                                                   PREFERRED SECURITIES
                                                                             --------------------
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated................................................
Goldman, Sachs & Co.......................................................
Lehman Brothers...........................................................
PaineWebber Incorporated..................................................
Prudential Securities Incorporated........................................

                                                                             --------------------
              Total.......................................................         8,000,000
                                                                             --------------------
                                                                             --------------------



     The Underwriters propose to offer the Trust Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and, in part, to certain securities dealers at such price less a concession of $. per Trust Preferred Security. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $. per Trust Preferred Security to certain brokers and dealers. After the Trust Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.



     In view of the fact that the proceeds of the sale of the Trust Preferred Securities will ultimately be used to purchase the investment instruments of the Company and its subsidiaries, the Purchase Agreement provides that Company will pay as compensation ('Underwriters' Compensation') to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $ per Trust Preferred Security (or $ in the aggregate) for the accounts of the several Underwriters; provided that, such compensation for sales of 10,000 or more Trust Preferred Securities to any single purchaser will be $ per Trust Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.


     During a period of 30 days from the date of the Prospectus, neither the Trust nor the Company will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Trust Preferred Securities, any Partnership Preferred Securities, any preferred stock of the Company or any security convertible into or exchangeable into or exercisable for Trust Preferred Securities or Partnership Preferred Securities or any preferred stock of the Company.

_____________________________________      _____________________________________

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE TRUST PREFERRED SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                               PAGE
                                                                                                                               ----

Available Information.......................................................................................................     4
Incorporation of Certain Documents By Reference.............................................................................     5
Prospectus Summary..........................................................................................................     6
Risk Factors................................................................................................................    17
Use of Proceeds.............................................................................................................    26
Capitalization..............................................................................................................    26
Ratio of Earnings to Fixed Charges of the Company...........................................................................    27
Selected Financial Data.....................................................................................................    28
Business of the Company.....................................................................................................    30
The Merger..................................................................................................................    33
Relationship With AT&T Entities.............................................................................................    34
Capita Preferred Trust......................................................................................................    36
Capita Preferred Funding L.P................................................................................................    37
Description of the Trust Preferred Securities...............................................................................    38
Description of the Trust Guarantee..........................................................................................    50
Description of the Partnership Preferred Securities.........................................................................    53
Description of the Partnership Guarantee....................................................................................    62
Certain Federal Income Tax Considerations...................................................................................    66
Underwriting................................................................................................................    70
Legal Matters...............................................................................................................    71
Experts.....................................................................................................................    71
Index of Defined Terms......................................................................................................    72
Index to Financial Statements...............................................................................................   F-1



                                   8,000,000
                           TRUST PREFERRED SECURITIES
                             CAPITA PREFERRED TRUST
                                   % TRUST ORIGINATED
                       PREFERRED SECURITIES'SM' ('TOPRS'SM'')
                           FULLY AND UNCONDITIONALLY
                          GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY
                                     [LOGO]

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED


                                            , 1996

_____________________________________      _____________________________________

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of October, 1996.



                                          AT&T CAPITAL CORPORATION
                                          By:        /s/  ROBERT J. INGATO
                                             ...................................
                                            ROBERT J. INGATO
                                            SENIOR VICE PRESIDENT, GENERAL
                                            COUNSEL AND SECRETARY


                SIGNATURE                                      TITLE
------------------------------------------  --------------------------------------------

                    *                       Chairman of the Board of Directors and Chief
 .........................................    Executive Officer
           (THOMAS C. WAJNERT)                (Principal Executive Officer)

                    *                       Senior Vice President and Chief
 .........................................    Financial Officer (Principal
            (EDWARD M. DWYER)                 Financial Officer)

                    *                       Vice President, Controller (Principal
 .........................................    Accounting Officer)
               (RAMON OLIU)

                    *                       Director
 .........................................
             (HIROMI YAMAJI)

                    *                       Director
 .........................................
             (JOHN APPLETON)

                    *                       Director
 .........................................
               (GUY HANDS)

                    *                       Director
 .........................................
              (JEFFERY NASH)

                    *                       Director
 .........................................
              (DAVID BANKS)


*By power of attorney


By:       /s/ ROBERT J. INGATO
   .......................................
            (ROBERT J. INGATO)
             ATTORNEY-IN-FACT


Date: October 15, 1996


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of October, 1996.



                                          CAPITA PREFERRED FUNDING L.P.
                                          By: AT&T CAPITAL CORPORATION,
                                            as General Partner
                                          By:        /s/  ROBERT J. INGATO
                                             ...................................
                                            ROBERT J. INGATO
                                            SENIOR VICE PRESIDENT, GENERAL
                                            COUNSEL AND SECRETARY


                SIGNATURE                                      TITLE
------------------------------------------  --------------------------------------------

                    *                       Director
 .........................................
           (THOMAS C. WAJNERT)

                    *                       Director
 .........................................
             (HIROMI YAMAJI)

                    *                       Director
 .........................................
             (JOHN APPLETON)

                    *                       Director
 .........................................
               (GUY HANDS)

                    *                       Director
 .........................................
              (JEFFERY NASH)

                    *                       Director
 .........................................
              (DAVID BANKS)


*By power of attorney


By:       /s/ ROBERT J. INGATO
   .......................................
            (ROBERT J. INGATO)
             ATTORNEY-IN-FACT


Date: October 15, 1996


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of October, 1996.



                                          CAPITA PREFERRED TRUST
                                          By:        /s/  JEFFERY F. NASH
                                             ...................................
                                            JEFFERY F. NASH
                                            REGULAR TRUSTEE

                          STATEMENT OF DIFFERENCES


The service mark shall be expressed as    'SM'